UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2011

SEVCON, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-9789 (Commission File Number)	04-2985631 (IRS Employer Identification No.)
155 Northboro Road Southborough, MA 01772 (Address of principal executive offices and zip code)
(508) 281-5510 (Registrant’s telephone number, including area code)
Tech/Ops Sevcon, Inc. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2011, Sevcon USA, Inc. (“Sevcon USA”), a wholly owned subsidiary of Sevcon, Inc. (the “Company”), entered into a new $3,500,000 revolving credit facility (the “revolving credit facility”) with RBS Citizens, National Association (“RBS”) by entering into a Loan and Security Agreement (the “Loan Agreement”). Sevcon USA expects to use the revolving credit for working capital and for general corporate purposes.

The revolving credit facility is scheduled to expire on June 14, 2014, when all outstanding principal and unpaid interest will be due and payable in full. The revolving credit facility does not require amortization of principal and may be paid before maturity in whole or in part at Sevcon USA’s option without penalty or premium.

Revolving loans under the revolving credit facility may be drawn, repaid and reborrowed up to the amount available under a borrowing base calculated with reference to a specified percentage of the borrower’s eligible receivables and a specified percentage of the borrower’s eligible inventory from time to time.

The obligations under the revolving credit facility are guaranteed by the Company pursuant to an Unlimited Guaranty and are secured by (i) all of the assets of Sevcon USA and (ii) a pledge of all of the capital stock of Sevcon USA.

Interest under the revolving credit facility will, at Sevcon USA’s election unless a default or an event of default exists, be at (i) a “prime rate” or (ii) a LIBOR rate, plus in each case, specified margins as set forth in the Loan Agreement or (iii) such other rate agreed on by the parties.  Interest is payable monthly with respect to prime rate loans and on specified payment dates with respect to LIBOR rate loans.  Sevcon USA will also be required to pay a quarterly fee equal to 0.375% of the average daily unused amount of the revolving credit facility.

The revolving credit facility imposes customary limitations on Sevcon USA’s ability to, among other things, pay dividends, make distributions, dispose of certain assets other than in the ordinary course of business, incur liens, incur additional indebtedness, make investments and engage in transactions with affiliates other than transactions on terms no less favorable than would be obtained in an arms-length transaction.

In addition, under the revolving credit facility, Sevcon USA must maintain the following financial ratios:

•	a debt to worth ratio, defined as the aggregate amount of indebtedness to tangible net worth, of no more than 2.00:1.00 at any time, to be tested quarterly, and

•
a debt service coverage ratio, defined as the quotient equal to (a) the aggregate of (i) EBITDA, minus (ii) distributions, minus (iii) taxes actually paid, and minus (iv) unfinanced capital expenditures, divided by (b) fixed charges, of no less than 1.25:1.00 for the twelve-month period ending on the last day of any fiscal quarter, to be tested quarterly.

The revolving credit facility provides for events of default customary for credit facilities of this type, including, but not limited to, non-payment, breach of covenants, material adverse change to the business or financial condition of Sevcon USA and insolvency. Upon an event of default and during its continuance, RBS may, at its discretion, change the LIBOR rate margin, select a replacement index or accrue interest at the prime rate.  In addition, upon an event of default, RBS may elect a number of remedies including, but not limited to, declining to make any further loans and declaring all obligations (including principal, interest and expenses) immediately due and payable, which shall occur automatically if Sevcon USA becomes insolvent.

The Company issued a press release announcing the revolving credit facility on June 21, 2011 a copy of which is filed as Exhibit 99.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 is incorporated herein by reference.  Upon entering into the revolving credit facility, Sevcon USA drew down $1,700,000, which was used to pay an intercompany trade payable and certain fees in connection with the closing of the revolving credit facility.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement by and between Sevcon USA, Inc. and RBS Citizens, National Association, dated June 15, 2011.
10.2	Unlimited Guaranty by Sevcon, Inc. in favor of RBS Citizens, National Association, dated June 15, 2011.
99.1	Press Release of the Company, dated June 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVCON, INC.

Dated: June 21, 2011	By:	/s/ Raymond J. Thibault Jr.
Raymond J. Thibault Jr.
Assistant Treasurer

Exhibit Number	Description

10.1	Loan and Security Agreement by and between Sevcon USA, Inc. and RBS Citizens, National Association, dated June 15, 2011.
10.2	Unlimited Guaranty by Sevcon, Inc. in favor of RBS Citizens, National Association, dated June 15, 2011.
99.1	Press Release of the Company, dated June 21, 2011.